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                                                                    EXHIBIT 11.1


                            ALLEGIANCE TELECOM, INC.

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                       THREE MONTHS ENDED MARCH 31, 2000

                    (In thousands, except per share amounts)

                                                                    Number of Shares    Percent Outstanding    Equivalent Shares
                                                                    ----------------    -------------------    -----------------
Prior to Initial Public Offering                                                639                 100.00%                  639
     1997 Common Stock Offering

After Initial Public Offering
     1998 Common Stock Offering                                          15,000,000                 100.00%           15,000,000
     Preferred Stock Converted to Common Stock                           60,511,692                 100.00%           60,511,692
     1999 Common Stock Offering                                          21,041,100                 100.00%           21,041,100
     2000 Common Stock Offering                                          10,703,109                  62.61%            6,701,093
     Treasury Shares                                                       (327,495)                 53.37%             (174,777)
     Warrants Exercised                                                     588,891                  96.83%              570,230
     Stock Options Exercised                                                435,386                  62.12%              270,445
     Cash in Lieu of Stock Split                                               (577)                 35.18%                 (203)
     Employee Stock Discount Purchase Plan Shares Issued                    177,509                  98.81%              175,403
                                                                                                               -----------------

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                                  104,095,622

NET LOSS APPLICABLE TO COMMON STOCK                                                                            $     (61,270,000)

NET LOSS PER SHARE, BASIC AND DILUTED                                                                          $           (0.59)
                                                                                                               =================

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